Financial Statements and
Supplemental Schedules

Questar Corporation
Employee Investment Plan

As of December 31, 2001 and 2000 and for the year ended December 31, 2001 with Report of Independent Auditors

Questar Corporation
Employee Investment Plan

Financial Statements and
Supplemental Schedules

As of December 31, 2001 and 2000 and for the year ended December 31, 2001

REPORT OF INDEPENDENT AUDITORS

Employee Benefits Committee
Employee Investment Plan

We have audited the accompanying statements of net assets available for benefits of Questar Corporation Employee Investment Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2001, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

ERNST & YOUNG LLP

By: /s/ Ernst & Young LLP
Ernst & Young LLP

Salt Lake City, Utah
June 6, 2002

Questar Corporation
Employee Investment Plan

Statements of Net Assets Available for Benefits
	December 31,
	2001	2000

Assets Investments at fair value:
Questar Corporation common stock	$119,848,669	$143,853,573
Mutual funds	27,469,384	26,004,703
Merrill Lynch Retirement Preservation Trust	1,768,937	1,321,779
Loans receivable from employees	5,674,826	4,325,062
Cash and short-term investments	779,609	249,413
	155,541,425	175,754,530

Contributions receivable from Questar Corporation	131,636	360,000
Dividends receivable		835,147
Interest receivable	11,127	10,261
Net assets available for benefits	$155,684,188	$176,959,938

See accompanying notes.

Questar Corporation
Employee Investment Plan

Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2001
Additions
Dividends and interest income	$3,900,770
Interest income from employee loans	440,445
Contributions:
Participants	8,143,535
Employer	4,740,227
Total contributions	12,883,762
Total additions	17,224,977

Deductions
Benefits paid to participants	12,423,316
Trustee fees and commissions	12,633
Total deductions	12,435,949

Net realized and unrealized depreciation of fair value of investments	(26,064,778)

Net decrease	(21,275,750)
Net assets available for benefits at beginning of year	176,959,938

Net assets available for benefits at end of year	$155,684,188

See accompanying notes.

Questar Corporation
Employee Investment Plan

Notes To Financial Statements

December 31, 2001

1. Description of the Plan

The following description of the Questar Corporation Employee Investment Plan (the Plan) provides only general information. Participants should refer to the Plan Document for a more complete description of the Plan's provisions.

The Plan is a defined contribution plan for employees of Questar Corporation and certain of its subsidiaries (Questar). The Plan is subject to the provisions of Section 401(a) of the Internal Revenue Code (the Code) and of the Employee Retirement Income Security Act of 1974. As of January 1, 2002, the Plan was amended to qualify as an employee stock ownership plan (ESOP) as defined in the Code, Section 4975(e)(7). Also effective January 1, 2002, the record keeper for the plan is Wells Fargo Bank Minnesota, N.A. (Wells Fargo), and various other Plan changes were made.

In addition to Questar Corporation common stock, during 2001 employees were able to direct the investment of their contributions into the following funds: the 1) Merrill Lynch Retirement Preservation Trust, which invests primarily in a broadly diversified portfolio of guaranteed investment contracts (GICs) and in obligations of U.S. government and government-agency securities; 2) Fidelity Magellan Fund, which invests primarily in common stocks; 3) Fidelity Puritan Fund, which invests primarily in common stocks and bonds; 4) Fidelity Intermediate Bond Fund, which invests primarily in high and upper-medium grade fixed-income obligations; 5) Vanguard 500 Portfolio Index Fund, which invests primarily in common stocks as it seeks to replicate the Standard & Poor's 500 Composite Price Index; 6) Vanguard Total International Portfolio Fund, which invests in a combination of the European, Pacific, and Emerging Markets Vanguard International Equity Index Funds; and 7) Vanguard Index Trust-Small Capitalization Stock Portfolio Fund, which invests in a diversified group of small-sized companies as it attempts to track the performance of the Russell 2000 Index.

Beginning in 2002, employees are able to direct the investment of their contributions into the following funds: the 1) Questar Stock Fund, a fund that invests in shares of Questar Corporation common stock and also maintains a cash reserve; 2) Wells Fargo Stable Return Fund, which invests primarily in GICs, GIC alternatives, marketable securities, and money market securities; 3) PIMCO Total Return Fund, which invests in corporate bonds, U.S. government securities, mortgage backed securities, and money market instruments with an average duration between three and six years; 4) MFS Total Return Fund, which invests in a broad mix of fixed income and equity securities; 5) Van Kampen Comstock Fund, which invests primarily in common and preferred stocks and securities convertible into common and preferred stock; 6) Wells Fargo S & P 500 Index Fund, which invests in the same stocks and in substantially the same percentages as the S & P 500 Index; 7) Barclays U.S. Equity Market Index Fund, which attempts to provide total returns comparable to the returns of the Wilshire 5000 Index; 8) MFS Massachusetts Investors Growth Stock Fund, which seeks long-term growth of capital and future income rather than current income; 9) MFS New Discovery Fund, which invests at least 65% of its total assets in emerging growth companies; and 10) Putnam International Growth Fund, which invests primarily in equity securities of companies located in countries outside of North America. Employees can change contribution percentages at any time, but the effective date, which will be a payroll date, depends on transmission of information between Wells Fargo and Questar.

Participants are able to transfer all or part of their 401(k) account balance between any of the Plan investment funds, including their Questar stock. The Plan, however, does not permit the transfer of any portion of a participant's account balance attributable to employer contributions. Beginning in 2002, employees can transfer their existing balances at any time. Participants who contributed to the stock fund or any of the other investment funds received employer matching contributions in the form of Questar shares on up to 6% of their eligible compensation contributed, at the following percentages: 100% on the first 3% and 60% on the next 3% of eligible contributions.

Employees of participating employers are eligible to participate in the Plan immediately upon hire if scheduled to work a minimum of 20 hours per week. In 2001, all participants were allowed to contribute from 1% to 19% of annual compensation on a pre-tax basis pursuant to salary reduction arrangements that qualify under section 401(k) of the Code, subject to limits imposed by federal tax laws ($10,500), and to discrimination testing.

During 2001, the contribution maximum was 19% of monthly compensation on a pre-tax basis, subject to the 401(k) limit of $10,500. Beginning in the year 2002, employees can contribute up to the maximum 401(k) contribution, plus any make-up contribution, if they are eligible. The 401(k) limit for 2002 is $11,000, and the make-up contribution limit is $1,000.

The Plan provides an additional $200 annual employer contribution at the end of the Plan year in the form of shares of Questar stock to each employee of participating employers working a minimum of 20 hours per week with at least one year of service at the beginning of the Plan year and employed on the last day of the Plan year. This contribution is made irrespective of whether the eligible employee otherwise participates in the Plan.

Employees have the opportunity to borrow up to 50% of the value of their Plan account balance, not to exceed $50,000, with a minimum loan amount of $500 and $1,000 in 2001 and 2002, respectively. The interest rate is fixed and is equal to prime plus one percent, set at the time the loan is made. The participant can elect loan repayment terms up to a maximum of five years (ten years if the loan is to purchase or build a primary residence) and repayment is by payroll deductions. Upon termination of employment, the participant can either elect to repay the loan or treat the loan as a taxable distribution from their account.

Beginning in 2002, employees are allowed a maximum of two outstanding loans (one residential and one other). Loan applications are processed every regular business day, and participants are charged a loan-processing fee of $50 per loan.

The Plan provides for the direct rollover of amounts withdrawn from the Plan to the trustee of the participant's Individual Retirement Account or other qualified plan, if the participant so elects.

The rules for in-service withdrawals of Questar shares and investment funds allocated to participants' accounts and for distributions of such amounts upon termination of employment, disability or death are set forth in the Summary Plan Description of the Plan.

Beginning in 2002, the Plan will again be subject to the diversification requirements imposed on ESOPs by the Tax Reform Act of 1986, and meets these requirements by allowing qualified participants to receive a diversification distribution of shares of Questar stock.

Participants are always fully vested in all shares and funds allocated from their employee contributions and earnings thereon. Employees must have one year of service before any employer contributions are vested. Forfeited balances of terminated participants' non-vested accounts are allocated among participants to offset employer-matching contributions. Amounts forfeited during 2001 were negligible. No Plan amendment or termination will reduce employees' interest in their account as of the date of the amendment or termination.

Legal, accounting, and other administrative expenses except commissions and administrative fees included in the net asset valuations for the mutual funds and a portion of the trustee fees have been paid by Questar. Beginning in 2002, participants will be required to pay some administrative fees directly, such as the $50 loan processing fee and the $1 dividend check payment fee.

2. Summary of Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Plan's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from the estimates.

Investment Valuation and Income Recognition

Investment in Questar Corporation common stock is stated at current value based on the closing market price on the last business day of the year on the New York Stock Exchange. The mutual funds are valued at published market prices, which represent the net asset value of shares held by the Plan at year-end. The Merrill Lynch Retirement Preservation Trust is valued at cost plus interest earned, which approximates fair value. Short-term investments are valued at cost that approximates fair value. Participant loans are valued at their outstanding balances, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Beginning in 2002, the shares of Questar Corporation common stock are held in a fund that maintains a cash reserve and uses unitized value accounting. The total value of the actual shares based on the market price along with the cash reserve held are converted to equivalent units for the fund. The per unit value will be different than the actual stock price based on the conversion factor used and the amount of cash held in the fund.

Dividends

Questar has a Dividend Reinvestment and Stock Purchase Plan (DRP) whereby participants may reinvest dividends to purchase additional shares of Questar Corporation common stock at market value. During 2001, dividends on all shares of Questar stock held in the Plan were reinvested through the DRP. Beginning in 2002, employees can elect to receive in cash the dividends paid on shares of Questar stock held in their account. If no election is made, the dividends will be reinvested through the process established by Wells Fargo, and not through Questar's DRP. Any shares purchased with dividends vest immediately, even if the participant does not yet have a vested right to the underlying shares.

Benefit Payments

Upon retirement, death, or disability, resignation, or other termination, a Plan participant's account (to the extent it has vested) becomes distributable. Benefits are generally payable as a lump sum at one of the following times as elected by the participant or beneficiary: a) within the first 60 days following the calendar quarter in which employment terminates; b) within the first 60 days following the end of the calendar year in which employment terminates; or c) as soon as possible, but in no event later than 60 days following the end of the calendar quarter in which employment termination occurs.

If a participant whose account balance is less than $5,000 fails to make an election, the balance will be distributed within 60 days except in the event of a participant's death, in which case payment to a beneficiary may be deferred for up to five years unless the beneficiary is the deceased participant's surviving spouse in which case the beneficiary may elect to delay distribution until the date the participant would have reached age 70-1/2.

If an account balance of a former participant is greater than $5,000, a distribution will not be made without the participant's consent until death, or if earlier, April 1 of the calendar year following the later of: a) the calendar year in which the participant attains age 70-1/2; or b) the calendar year in which the participant terminates employment, provided the participant is not a five percent owner of the Company. Distribution shall be made by April 1 of such year.

A participant may also elect to seek hardship withdrawal as defined in the Plan document in certain cases of financial need.

Benefit payments are recorded based on current prices at the date withdrawn. The differences between cost and current value at the time of withdrawal are included in the financial statements as realized gains or losses.

3. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated January 19, 2000, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. Subsequent to the issuance of the determination letter, the Plan was amended and restated. The Plan Administrator believes the Plan, as amended, is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

4.  Non-Participant Directed Investments

The only non-participant directed investments in the Plan consist of Questar employer contributions held in Questar Corporation common stock, which also holds participant directed investments. Presently, the investment activity cannot be split between participant directed 401(k) contributions and non-participant directed employer contributions. Consequently, information about the net assets and the significant components of changes in net assets related to these investments are classified as non-participant directed as follows:

	December 31,
	2001	2000

Investments at fair value:
Questar Corporation common stock	$119,848,669	$143,853,573

	Year Ended December 31, 2001
Change in net assets:
Contributions		$ 7,618,449
Dividends		3,279,086
Net realized and unrealized depreciation in fair value		(23,165,966)
Benefit payments		(10,427,049)
Transfers out to participant directed investments		(1,309,424)
Total		$(24,004,904)

5.   Investments

During 2001, the Plan's investments depreciated in fair value as determined by quoted market prices as follows.

Net Realized and Unrealized Depreciation in Fair Value of Investments
Common stock	$(23,165,966)
Shares of registered investment companies	(2,898,812)
$(26,064,778)

Investments that represent 5% or more of the fair value of the Plan's net assets are as follows:

	December 31,
	2001	2000

* Questar Corporation common stock	$119,848,669	$143,853,573
Fidelity Magellan Fund	9,571,834	10,382,647
Vanguard 500 Portfolio Index Fund	9,391,798	8,750,855

*  Includes both participant and non-participant directed investments

6.  Differences Between Financial Statements and Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

Year Ended December 31, 2001
Net assets available for benefits per the financial statements	$ 155,684,188
Amounts allocated to withdrawn participants	(20,186)
Net assets available for benefits per the Form 5500	($155,664,002)

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31, 2001
Benefits paid to participants per the financial statements	$ 12,423,316
Amounts allocated on Form 5500 to withdrawn participants	20,186
Benefits paid to participants per the Form 5500	($ 12,443,502)

Amounts allocated to participants who have withdrawn from the Plan are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to year-end but not yet paid.

7. Party in Interest Transactions

During 2001, the Plan received dividends from the Company of $3,302,982. Purchases of Questar Corporation common stock amounted to $12,813,970 and disbursements of Questar Corporation common stock were $13,652,909 in 2001.

EIN 87-0407509
Plan #002

Questar Corporation
Employee Investment Plan

Schedule H, Line 4i - Schedule of Assets
(Held at End of Year)

December 31, 2001

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value

*	Common Stock: Questar Corporation	Common Stock, 4,784,378 shares	$75,633,917	$119,848,669
	Mutual Funds: Fidelity	Magellan Fund, 91,843 units	[1]	9,571,834
	Fidelity	Puritan Fund, 262,754 units	[1]	4,642,871
	Fidelity	Intermediate Bond Fund, 101,479 units	[1]	1,047,265
	Vanguard	500 Portfolio Index Fund, 88,694 units	[1]	9,391,798
	Vanguard	Total International Portfolio Fund, 121,924 units	[1]	1,131,458
	Vanguard	Index Trust Small Capitalization Stock Portfolio Fund, 84,973 units	[1]	1,684,158
	Merrill Lynch	Retirement Preservation Trust, 1,768,937 units	[1]	1,768,937
	Fidelity	Institutional Cash	[1]	779,609
*	Participant loans	Interest rates range from 5.75% to 10.50% maturing through 2011		5,674,826

			$75,633,917	$155,541,425

_______________________
1  Investments are participant directed, thus cost information is not applicable.
*  Indicates party-in-interest to the Plan.

EIN 87-0407509
Plan #002

Questar Corporation
Employee Investment Plan

Schedule H, Line 4j - Schedule of Reportable Transactions

Year ended December 31, 2001

(a) Identity of Party Involved	(b) Description of Assets	(c) Purchase Price	(d) Selling Price	(g) Cost of Asset	(h) Current Value of Asset on Transaction Date	(i) Net Gain or (Loss)

Category (i) - Single Transaction in Excess of 5% of Plan Assets None

Category (ii) - Series of Transactions (Other than Securities Transactions) with the Same Person Aggregating 5% of Plan Assets None

Category (iii) - Series of Transactions in Excess of 5% of Plan Assets
Questar Corporation	common stock	$12,813,970		$12,813,970	$12,813,970
Questar Corporation	common stock		$13,652,909	$7,695,930	$13,652,909	$5,956,979

Category (iv) - Transactions in Securities with a Person if Any Single Transaction with that Person was in Excess of 5% of Plan Assets None

Columns for "lease rental" and "expense incurred with transaction" are not applicable.

Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-4436 and No. 33-48169 and No. 333-89486) pertaining to the Questar Corporation Employee Investment Plan of our report dated June 6, 2002, with respect to the financial statements and schedules of the Questar Corporation Employee Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

ERNST & YOUNG LLP

By: /s/ Ernst & Young LLP
Ernst & Young LLP

Ernst & Young LLP
Salt Lake City, Utah
June 25, 2002